Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

EnerJex Resources, Inc.

San Antonio, Texas

We hereby consent to the use in this Registration Statement in Form S-4 filed by EnerJex Resources, Inc., of our report dated March 31, 2017, relating to the consolidated financial statements of EnerJex Resources, Inc. for the year ended December 31, 2016 and 2015, which are included in that Registration statement. Our reports on EnerJex Resources, Inc. contain an explanatory paragraph regarding the ability of EnerJex Resources, Inc., to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration statement.

/s/ RBSM LLP

New York, NY

January 25, 2018